Exhibit 4.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR ANY APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT WITH RESPECT TO SUCH NOTE WHICH IS EFFECTIVE UNDER SUCH ACT, (B) RULE 144 UNDER SUCH ACT, OR (C) ANY OTHER EXEMPTION FROM REGISTRATION UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES. IN THE CASE OF TRANSFERS OR OTHER DISPOSITIONS MADE OTHERWISE THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT, THE HOLDER SHALL, AT THE COMPANY’S REQUEST AND AT THE COMPANY’S EXPENSE, PROVIDE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

SPECTRAL IP, INC.

PROMISSORY NOTE

Date: March 18, 2024

Principal Amount: $1,000,000

Spectral IP, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to SIM Tech Licensing, LLC, a Delaware limited liability company (the “Holder”), the sum of One Million Dollars ($1,000,000) (the “Principal Amount”) together with interest as calculated below, upon the earliest to occur of (a) (i) March __, 2025 or (ii) a Liquidation Event, or (b) when declared due and payable by Holder subsequent to the occurrence of an Event of Default (each, a “Maturity Event”). A “Liquidation Event” means any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, as well as (x) any sale, merger, consolidation or conversion of the Company to, into or with another company (except one in which the holders of capital stock of the Company immediately prior to such sale, merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving company), (y) any sale, license, lease or transfer of all or substantially all of the assets of the Company, or (z) the consummation of a spin-off of the Company whereby Spectral AI, Inc., a Delaware corporation and the current owner of all of the shares of the Company (“Parent”), distributes shares of the Company to Parent’s shareholders.

1. Interest and Payment.  This Note shall bear interest from the date of this Note on the unpaid Principal Amount at a rate equal to eight percent (8%) per annum (the “Interest Rate”), computed on the basis of the actual number of days elapsed and a year of 365 days. Interest on the unpaid principal balance of this Note shall be due and payable on the outstanding Principal Amount upon a Maturity Event. In addition, the Company agrees to pay the additional interest specified in Section 5 upon the occurrence and during the continuation of any Event of Default. Payment of the Principal Amount and interest on this Note shall be made in lawful money of the United States of America by wire transfer to a bank account of a US bank designated by Holder.

2. Prepayment. The Company may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding Principal Amount due and owing under this Note, provided that each such prepayment is accompanied by accrued interest on the Principal Amount prepaid calculated to the date of such prepayment.

3. Senior Status. This Note shall rank senior in right of payment to (a) all classes and series of capital stock of the Company now existing or hereafter issued, (b) all existing indebtedness of the Company, and (c) all future indebtedness of the Company. No payment on any such existing or future indebtedness shall be made until this Note has been paid in full. The Company shall execute a security agreement (the “Security Agreement” together with this Note the “Transaction Documents”) to secure the amounts owed under this Note.

4. Default. The term “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(a) any default in the payment of (A) the Principal Amount or interest of this Note or (B) or other amounts owing to a Holder on this Note, as and when the same shall become due and payable;

(b) the Company shall fail to observe or perform any other covenant or agreement contained in this Note;

(c) a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents, including but not limited to failure to strictly comply with the provisions of the Transaction Documents, or (B) any other material agreement, lease, document or instrument to which Company or any affiliate is obligated (and not covered by clause (vi) below), which in the case of subsection (B) would reasonably be expected to have a material adverse effect;

(d) any material representation or warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(e) Company or any affiliate shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involve obligations greater than $100,000 in the aggregate, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(f) any material provision of any Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company, or the validity or enforceability thereof shall be contested by Company, or a proceeding shall be commenced by Company or any governmental authority having jurisdiction over Company or Holder, seeking to establish the invalidity or unenforceability thereof, or Company shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document;

(g) any monetary judgment, writ or similar final process shall be entered or filed against Company, any affiliate or any of their respective property or other assets for more than $50,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of forty-five (45) calendar days;

(h) any dissolution, liquidation or winding up by Company or a material affiliate of a substantial portion of their business;

(i) cessation of operations by Company or a material affiliate;

(j) the failure by Company or any material affiliate to maintain any material intellectual property rights, personal, real property, equipment, leases or other assets which are necessary to conduct its business (whether now or in the future) and such breach is not cured with twenty (20) days after written notice to the Company from the Holder;

(k) (i) Borrower or any affiliate thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to Borrower or any affiliate thereof, (ii) there is commenced against Borrower or any affiliate thereof any such case or proceeding that is not dismissed within 60 days after commencement, (iii) Borrower or any affiliate thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (iv) Borrower or any affiliate thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (v) Borrower or any affiliate thereof makes a general assignment for the benefit of creditors, (vi) Borrower or any affiliate thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (vii) Borrower or any affiliate thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing; or

(l) default by the Company of a material term, covenant, warranty or undertaking of any other agreement to which the Company and Holder are parties.

5. Remedies. Upon the occurrence of an Event of Default, and so long as such Event of Default continues, the entire balance of the Principal Amount together with all accrued and unpaid interest shall bear interest at the rate of twenty percent (20%) per annum, and the Holder may exercise its rights and remedies set forth in Section 4 or any other remedies available at law or in equity. No delay or omission on the part of the Holder in exercising any right under this Note will operate as a waiver of such right.

6. Exchange of Note. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of the mutilated Note, the Company at its expense shall execute and deliver, in lieu of this Note, a new Note of the same form and amount.

7. Representations and Warranties. The Company hereby represents and warrants that (a) the issuance of this Note has been duly authorized and approved by all necessary corporate action on the part of the Company and its stockholders, (b) this Note has been duly and validly issued and is free of preemptive rights, (c) all consents required for the issuance and delivery of this Note have been obtained, and this Note is not in conflict with any charter documents of the Company, and (d) the execution and delivery of this Note and the other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and, assuming the execution and delivery hereof and acceptance thereof by the Holder, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

8. No Stockholder Rights. This Note shall not confer upon the Holder or any other person the right to vote, to receive dividends or other distributions, to consent or to receive notice as a shareholder in respect of any meeting of shareholders, or any other rights whatsoever as a shareholder of the Company.

9. Amendment. All amendments to this Note require the written consent of the Company and the Holder.

10. Waiver. The Company hereby waives diligence, presentment, protest and demand, notice of protest, notice of dishonor, notice of nonpayment and any and all other notices and demands in connection with the delivery, acceptance, performance, default or enforcement of this Note. The Company further waives, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense to any demand on this Note.

11. Signatures. If this Note bears the signatures of an individual who was an officer of the Company at the time of signing and such signatures shall bind the Company.

12. Transfers. This Note may be transferred at any time in the sole discretion of the Holder.

13. Notices. All notices or other communications under this Note shall be given in accordance with the Notice provision of the Security Agreement.

14. Attorney’s Fees. If an Event of Default occurs, the Company shall pay all costs of enforcement and collection, including without limitation, fees and expenses of counsel, whether or not any action or proceeding is brought to enforce the provisions hereof.

15. Governing Law. This Note shall be construed, interpreted and governed by the laws of the State of Delaware, without regard to its conflicts-of-law provisions. Any action to enforce this Note shall be brought solely in the state and federal courts located in the State of Delaware.

16. Successors and Assigns. This Note shall be a binding obligation of the successors and assigns of the Company.

17. Headings. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note.

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[Signature Page Follows]

In witness whereof, the Company has caused this Note to be executed by a duly authorized officer, this 18th day of March 2024.

SPECTRAL IP, INC.

By:	/s/ Peter M. Carlson
Name:	Peter M. Carlson
Title:	Chief Financial Officer

Parent Guarantee

Spectral AI, Inc., the parent company of the Company (the “Guarantor”), hereby guarantees to the Holder (this “Guaranty”) the full, prompt and unconditional payment when due (whether at the Maturity Date, by acceleration or otherwise), and the performance, of all liabilities, agreements and other obligations of the Company to the Holder contained in the Transaction Documents (all the foregoing, collectively, the “Obligations”). This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of the Obligations and not of their collectability only and is in no way conditioned upon any requirement that the Holder first attempt to collect or require the performance of any of the Obligations from the Company or resort to any security or other means of obtaining their payment. Should the Company default in the payment or performance of any of the Obligations, the obligations of the Guarantor hereunder shall become immediately due and payable to the Holder, without demand or notice of any nature, all of which are expressly waived by the Guarantor. The liability of the Guarantor hereunder shall be limited to the amount of the Obligations due to the Holder.

SPECTRAL AI, INC.

By:	/s/ Peter M. Carlson
Name:	Peter M. Carlson
Title:	Chief Executive Officer

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